Exhibit 10.6

Kangcheng Massage Centre
Consultancy Agreement

CONSULTANCY AGREEMENT

This Agreement is made on the 19th day of June 2006 between:-

(1)          DAI QINGCHOU(戴麽儒), holder of the Identity Card of China number 4425271960243355 of  中国广东省东莞市长安镇乌沙同达路同和一巷14号 (the "Proprietor"); and

(2)
GLORIOUS PIE LIMITED, a company incorporated with limited liabilities under the laws of British Virgin Islands whose registered office is situated at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands (the "Consultant").

Whereas:-

(A)
The Proprietor is entitled to run a massage business in the Centre (Refer to Clause 2 and Schedule 1 for details) and has obtained all the licenses required by the laws of China and the Relevant Authorities (Refer to Schedule 2 for details).

(B)
To introduce an effective operating system on energy saving and cost control, the Proprietor therefore appoints the Consultant to provide consultancy services on eco-operation and interior design of the Centre.

(C)	In return for the consultancy services, the Proprietor shall pay the Consultancy Fee to the Consultant in accordance with Clause 6 of this Agreement.

It is agreed as follows:-

1.             INTERPRETATION

1.1           Definitions

"Agreement" shall mean this Consultancy Agreement, together with the Schedules hereto, in each case as from time to time amended by the parties hereto and includes all Licences and consents granted under it,

"Centre" shall mean the Centre in the form and structure situated on the location as described in Schedule 1 operated under the name 康城休固中心 (Healthy City)".

- Page 1 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

"Centre Employee" shall mean any person employed by the Proprietor or the Centre Manager at the Centre or elsewhere (whether on a full-time or part-time basis) in connection with the operation of the Centre, including the general manager, the director of marketing and the financial controller of the Centre (or serving such functions, regardless of the specific titles given to such individuals).

"Centre Manager" shall mean an individual or a company engaged and to be paid by the Proprietor for providing his expert services in managing the Centre in accordance with the terms set out in this Agreement and the relevant employment contract which shall be entered into between the individual or company and the Proprietor.

"China" shall mean the People's Republic of China.

"Confidential Information" shall mean any information of a confidential nature including, without limitation, details of guests of the Centre, contractual rates, supplier details, employees' salaries and wages, managers policies and procedures, information held on the reservation system of the Centre including guest history, direct mail database of customers, accounting and statistical information and any other information produced by the Centre Manager to the Proprietor relevant to the Centre. Notwithstanding the foregoing, the Centre Manager shall be entitled to use the Confidential Information in the normal course of their business to the same extent as similar information is used for all or groups of their Centres including, but not limited to and by way of example only, for marketing and guest tracking databases, direct mailings and sales activities, inclusion on reservation systems, development of best practices, financial analysis and use by professional advisers,

"Consultancy Fee" shall have the meaning ascribed to it in Clause 7.1.

"Fiscal Year" shall mean 1st July in one year to 30th June of the following year (both days inclusive) for all purposes, except that the first fiscal year shall commence on the date of execution of this Agreement and end on 30th June of the following year {both days inclusive) and the last fiscal year shall end on the date of the expiration of the Term (both days inclusive).

"Government" shall mean the Central Government of China.

"Hong Kong" shall mean the Hong Kong Special Administrative Region of China.

"Legal Requirements" shall mean:

  (i)    any ordinance or statutory provision, proclamation, rule, regulation, code, order, resolution, notice, rule of court, bylaw or other instrument (having the force of law); and

- Page 2 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

(ii)
any rulings, directions, guidelines and/or decision of any Relevant Authorities (having the force of law) for the time being in force in China applicable to or regulating the management or operation of the Centre or this Agreement, and "Legal Requirement" shall mean any one of them.

"Licences" shall mean all licences, permits, approvals, certificates (statutory or otherwise) in relation to the operation of the massage centre or the performance by the parties of their respective obligations hereof as required by the Relevant Authorities or institutions under the applicable laws and regulations of each party's place of incorporation and/or the location of the Centre.

"Relevant Authorities" shall mean any Government departments, Government agencies, public bodies, regulatory bodies and any bodies, boards, committees or panels formed under or pursuant to any ordinance or statutory provision, rule, regulation, order, resolution, notice, bylaw or other instrument having the force of law from time to time in China and any utility providers or companies, and "Relevant Authority" shall mean any one of them.

"Representative" shall mean an invidiual being a China citizen or a company incorporated under the laws of China whom the Consultant has appointed to receive any payments on its behalf in relation to this Agreement.

"Term" shall have the meaning ascribed to it in Clause 4;

"Total Centre Income" shall mean all income generated from any parts of the operation of the Centre.

1.2
References in this Agreement to a "person' include an individual, company, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality).

1.3	Words importing one gender shall include all genders and words importing the singular shall include the plural and vice versa.

2.            THE CENTRE

The Proprietor confirms that the Centre is in the form and structure situated on the location described in Schedule 1.

3.            SCOPE OF WORK

The Consultant agrees to provide the following services:-

- Page 3 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

3.1          Eco-operation Consultancy

3.1.1	to advise the Proprietor and the Centre Manager on the overall management and operation strategies on energy savings and cost control of the Centre; and

3.1.2
to introduce the state-of-the-art ecologically-friendly concept into the management and operations of the Centre in order to achieve sustainable development which shall in turn reduce the cost of operations of the Centre effectively.

3.2          Interior Design

3.2.1
to procure suitable professions to design the interior of the Centre in an eco-friendly and sustainable manner which shall not only save costs on energy-related expenses but also contribute to a better environment of Dongguan as a whole; and

3.2.2
to assist the Proprietor to supervise the decoration works derived from its design and to realize the same. The works are to be carried out by contractors engaged by the Proprietor with the consent of the Consultant of such an engagement.

4.           TERM

The term of this Agreement shall be a period of seven (7) years commencing from the date of execution of this Agreement (the "Term") and is renewable subject to the mutual agreement of the Proprietor and the Consultant.

5.            OPERATION

5.1	The Proprietor may consult the Consultant on the Centre operations.

5.2
The Consultant is not entitled to name any entity to the board of directors responsible for the management of the Centre. The Consultant shall, however, be kept well-informed of the regular meetings of the management where strategic decisions in regards of the operations and financial issues of the Centre are made. The Consultant shall receive copies of the agenda and minutes of regular meetings and monthly revenue record for its information.

5.3
The Proprietor shall have the sole discretion and authority in the selection and appointment of a Centre Manager who is to act as the exclusive operator and manager of the Centre and to supervise, direct and control the management, operation and promotion of the business of the Centre during the Term.

- Page 4 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

5.4
The Centre Manager is authorized by the Proprietor to have the sole discretion and authority in the selection and employment of all Centre Employees necessary for the proper operation of the Centre. All costs and expenses in relation to and in connection with the employment of Centre Employees shall be borne solely by the Proprietor.

6.            LICENSES

6.1
The Proprietor shall comply with all relevant regulations and laws of China in running the Centre business. The Proprietor shall have applied for and used its best endeavours to obtain and maintain in its own name all licences, permits and consents required in connection with the management and operation of the businesses of the Centre with effect from the date upon which the same are required. All costs and expenses for applying, renewing and maintaining of the licences and permits shall be borne solely by the Proprietor.

6.2
The Proprietor hereby warrants and confirms that to his best knowledge there is no pending litigation and/or claim alleging a breach of the Centre on this licensing issue and undertakes to do all possible legal remedial acts and fully indemnifies the Consultant if there are any instances of breach.

6.3
Subject to prior appointment with the Proprietor, the Consultant and its agents shall, throughout the Term, have the right to inspect all such licences and permits, for the purpose of ensuring its interest which might be adversely affected due to any possible interruptions of the operation of the Centre which may arise as a consequence of the absence of such licences or permits.

6.4
Subject to prior appointment with the Proprietor (except in case of emergency), the Consultant and its agents shall, throughout the Term, have the right of reasonable access to all parts of the Centre (save for and except those parts which have been leased, licensed or occupied by guests, tenants or licencees) to enable the Consultant to evaluate the operation, upkeep, management and control of the Centre, and to ensure that the Centre Manager has duly complied with the conditions imposed under all relavant licences and permits.

7.            CONSIDERATION ANDY PAYMENT

7.1          Consideration

In consideration of the consultancy services contemplated in this Agreement, the Consultant shall be entitled to a montly payment of RMB 100,000 or 35% of the Total Centre Income (whichever higher), the amount of which shall be net of any costs that the Proprietor shall be solely responsible for (the "Consultancy Fee").

- Page 5 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

7.2          Payment

7.2.1
For so long as this Agreement is in subsistence, the Consultancy Fee shail be paid by the Proprietor to the Consultant on a monthly basis, i.e. within five (5) Buisness Day after the monthly revenue record is booked.

7.2.2
Payments shall be made in cash or credited directly to the bank account of the Representative by way of cash transfer, the amount of which shall be net of any cost-deductions. The details of the bank account shall be provided as and when necessary.

7.2.3
All monies payable by the Proprietor shall be paid in full, free of any restrictions or conditions and without set-offs or counterclaims or otherwise. If any payments due under this Agreement are subject to any deductions or withholdings for any present or future fees, liabilities or other charges imposed by any competent governmental authority, then an additional amount shail be paid or reimbursed to the Consultant as is necessary so that the amount actually received by the Consultant equals the full amount payable or reimbursable under this Agreement.

8.    BOOKS AND RECORDS

8.1          Books and Records

8.1.1
The Proprietor shall procure and supervise the Centre Manager to keep accurate, full and adequate books of account and other records of the operation of the Centre in accordance with generally-accepted accounting principles adopted in Hong Kong.

8.1.2
Ail such books and records regarding the revenue of the Centre shall be kept at the Centre or such other place as the parties agree and shall be available to the Consultant during the Term and its agents to inspect, audit and take copies at the Centre (or such other place as the parties agree) at all reasonable times and upon prior appointment with the Centre Manager and without disruption to or interference with the normal operations of the Centre.

3.2          Revenue Records

The Proprietor shall deliver or procure the Centre Manager to deliver to the Consultant by the 15th day following the end of each calendar month, the documentation showing the revenue and turnover of the Centre for the preceding calendar month and the Fiscal Year to date and certified as true and correct by the financial controller of the Centre.

- Page 6 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

9.           COVENANTS AND WARRANTIES

9.1          Covenants

Both the Proprietor and the Consultant covenant and warrant to perform all of their respective obligations as contemplated under the terms and provisions of this Agreement.

9.2          Warranties and Undertakings of the Proprietor

9.2.1	The Proprietor warrants that he is in the position with all the rights and powers under relevant laws and/or regulations of Relevant Authorities of China to enter into this Agreement;

9.2.2	The Proprietor warrants that he is entitled to the ownership and the exclusive right to use and engage in activities to generate income with the the Centre as described in Schedule 1;

9.2.3
All Licences required to run the Centre businesses as contemplated under this Agreement have been acquired and shall be renewed as may be required from time to time pursuant to Clause 6 including but not limited to those listed in Schedule 2 as required;

9.2.4	The Proprietor also warrants and confirms that there is no pending litigation / claim against him which may affect the title / ownership held of the Centre by him, etc.; and

9.2.5	The Proprietor undertakes to indemnify all losses of any sorts suffered by the Consultant pursuant to this Clause 9.2.

10.          DAMAGE, DESTRUCTION AND CONDEMNATION OF THE CENTRE

10.1        Damage or Destruction

If the Centre or any portion thereof shall be damaged or destroyed at any time during the Term by fire, water, storm, wind, typhoon, defective construction, white ants, earthquake, subsidence of the ground or any calamity which is not caused by the negligent act or default of the Proprietor, the Centre Manager or any or its servants, agents, employees, contractors or licensees (excluding guests staying at the Centre or visitors of the Centre) so as to make the Centre or the relevant portion thereof inaccessible, unfit or unsuitable for the operation of the Centre in accordance with the requirements set out in this Agreement and at a reasonable operating standard, the Proprietor shall with due diligence, repair, rebuild or replace the Centre so that after such repairing, rebuilding or replacement, the Centre shall be substantially the same as prior to such damage or destruction. At the Proprietor's option, with the written approval of the Consultant, the Centre Manager (or its nominee) shall arrange for such works to be carried out for and on behalf of the Proprietor. The Proprietor shall pay for the costs and expenses of such repairing, rebuilding and replacing out of its own funds.

- Page 7 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

10.2        Condemnation

If the whole or any part of the Centre is condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the Centre or any part thereof so as to make the Centre or the relevant portion thereof inaccessible, unfit or unsuitable for the operation of the Centre in accordance with any requirements set out by Relevant Authority, the Proprietor shall, subject to compliance with such prohibitions or restrictions (if any) imposed by the Relevant Authority concerned, with due diligence, repair, rebuild or replace the Centre so that after such repairing, rebuilding or replacement, the Centre shall be substantially the same as prior to such damage or destruction. At the Proprietor's option, with the written approval of the Consultant, the Centre Manager (or its nominee) shall arrange for such works to be carried out for and on behalf of the Proprietor. The Proprietor shall pay for the costs and expenses of such repairing, rebuilding and replacing out of its own funds.

10.3        Indemnity on Damage or Destruction or Condemnation

Shall any of the incidents pursuant to Clause 10.1 or Clause 10.2 take place during the Term regardless of the person being held responsible for the same, the Proprietor agrees to indemnify all losses suffered by the Consultant derived from such temporary or persistent interruption of operation of the Centre. The exact amount of such indemnity to be paid shall be agreed upon and determined by mutual agreement between the Proprietor and the Consultant depending on the degree and duration of the actual interruption of the operation of the Centre.

11.       DEFAULT AND TERMINATION

11.1     Events of Termination

The following shall constitute events of termination:

11.1.1
persistent and material failure of the Proprietor to pay the full sum of the Consultancy Fee due to the Consultant for a continuous period of thirty (30) days after two (2) written notice has been given by the other party;

11.1.2	failure of the Proprietor to supervise the Centre Manager to manage and operate the Centre in accordance with a reasonable operating standard in any material respect;

11.1.3
the failure of a party to perform, keep or fulfil any of the other covenants, undertakings, obligations, conditions, representations or warranties set forth in this Agreement which is capable of remedy and (a) if such fai)ure(s) has or have a material adverse effect on the operation of the Centre or the rights and duties of any party hereto and (b) if such failure is not remedied within thirty (30) days after receipt by the defaulting party of a written notice giving particulars of the breach and requiring it to be remedied;

- Page 8 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

11.1.4
the filing of a voluntary-petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by any party and such party is not discharged within forty-five (45) days thereafter;

11.1.5
the consent to an involuntary petition in bankruptcy or insolvency or the failure to vacate within forty-five (45) days from the date of entry thereof any order approving an involuntary petition by any party;

11.1.6	the appointment of a receiver for all or any substantial portion of the property of any party, which appointment is not discharged within forty-five (45) days thereafter;

11.1.7
the entering of an order, judgment or decree by any court of competent jurisdiction, adjudicating any party a bankrupt or insolvent, or approving a petition seeking reorganization, or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets (except any dissolution or liquidation for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation approved by the Proprietor, and except any proposed debt financing or refinancing other than when insolvent), and such party is not relieved thereof within forty-five (45) days thereafter;

11.1.8	any party ceases, or threatens to cease, to carry on business, and such cessation, or threatened cessation, shall continue for a period of forty-five (45) days thereafter: or

11.1.9
any party is required by law or compelled by any court or any competent government authority to terminate this Agreement, and such party is not relieved of such a requirement or compulsion within forty-five (45) days thereafter.

11.2  Termination on Sale of the Centre

In the event of the direct or indirect sale, transfer, assignment or other disposal of the Centre or any part thereof by the Proprietor or any agreement or arrangement the result or net effect of which is the direct or indirect sale, transfer, assignment, divestment, agreement, arrangement or other disposal of any interest (legal, beneficial, economic or otherwise) in the Centre the Proprietor shall be entitled to terminate this Agreement by giving a three (3) months written notice of termination to the Consultant with an abundant amount of compensation to the Consultant in form of cash payment, the amount of which is to be suggested by the Consultant and to be agreed by the Proprietor. The key consideration in determining the amount shall be the duration remaining in the Term.

- Page 9 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

11.3  Effects of Termination

11.3.1	The rights of termination granted under this Agreement shall be without prejudice to any other right or remedies of any party in respect of the breach concerned or any other breach.

11.3.2	Any termination of this Agreement for any reason whatsoever shall not affect any rights or obligations incurred, or arising out of circumstances which have been existed prior to such termination.

12.          CONFIDENTIALITY

12.1       Confidentiality Obligations

Subject to Clause 12.2, each party shall keep confidential all Confidential Information and all information received or obtained pursuant to the provisions of this Agreement and all information received or obtained as a result of entering into or performing this Agreement which relates to:

12.1.1	the provisions of this Agreement and any other document referred to in this Agreement;

12.1.2	the negotiations relating to this Agreement; and
12.1.3	the other parties.

12.2        Permitted Disclosures

Any party may disclose information which would otherwise be confidential if and to the extent:

12.2.1	required by the Legal Requirements;

12.2.2	required by any securities exchange or regulatory or governmental body.wherever situated;

12.2.3	required to vest the full benefit of this Agreement in any party or enforce this Agreement;

12.2.4	such disclosure is to the professional advisers, auditors and bankers of any party or otherwise pursuant to the terms of this Agreement on the same confidential basis;

- Page 10 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

12.2.5	the information has come into the public domain through no fault of that party; and

12.2.6	the other parties have given prior written approval to the disclosure.

13.          FORCE MAJEURE

13.1        Exclusion of Liability

Subject to Clause 13, neither the Proprietor nor the Consultant shall be liable for any failure to observe or perform, or continue observance or performance of, any of its obligations or liabilities under this Agreement during the Term to the extent that, and for so long as, such observance or performance is prevented by an event of force majeure (as defined below) provided that the affected party gives to such other party immediate written notice of the occurrence of such an event with details of the event concerned, the extent of the prevention to which it gives rise, and any information then available as to its likely duration.

13.2        Force Majeure

For the purpose of this Clause 13, an "event of force majeure" is an event beyond the reasonable control of either party and which (including the consequential damage and effect) causes the whole or a substantial part of the Centre to be or become unsuitable for operation as a Centre or which causes the prevention of observance or performance of the said obligations or liabilities which could not reasonably have been avoided by that party, which shall mean boycotts, embargoes, governmental restrictions, any epidemics, pandemics and other infectious diseases (but excluding severe acute respiratory syndrome), terrorist attacks, wars, war-like actions, civil commotion riots, uprising, revolutions, earthquakes, other natural occurrence or any other event beyond the control of that party. For the avoidance of doubt, neither the Proprietor nor the Consultant (in either case, "Notifying Party") shall be excused from a Notifying Party's observance or performance of any of its aforesaid obligations or liabilities on the ground of an event of force majeure, unless that event of force majeure affecting such Notifying Party shail be beyond the reasonable control of such notifying party.

13.3        Information and Action

The party giving the notice shall at all times thereafter keep the other party informed and at its own costs and expenses take all reasonable actions and do all things as are within its reasonable control with a view to the cessation or removai, or the reduction to the maximum extent, (in each case as soon as possible) of the prevention of observance or performance concerned. All costs and expenses reasonably incurred by the Consultant under this Clause 13.3 shall be borne soleiy by the Proprietor.

- Page 11 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

13.4        Cessation

Immediately upon any such cessation, removal or reduction (whether or not because of action taken by the party which gave the notice), that party shall give a further written notice to such other party to that effect and forthwith thereafter, that party shall observe or perform, or resume observance or performance of, (but in the case of any such reduction only to the extent thereof) the obligation and/or liability under this Agreement whose observance or performance was previously prevented by the relevant event of force majeure.

13.5        Further Notice to Terminate

If, within three (3) months after service of a notice under Clause 13.1, further notice has not been given under Clause 13.4 to the effect that the force majeure concerned has wholly ceased to cause and/or been removed from causing such prevention, either party may at any time after expiry of the said three (3) months give to the other not less than one (1) month's written notice to terminate the Term at the end of the notice period, such notice to provide that if during the notice period the force majeure concerned has wholly ceased to cause and/or been removed from causing such prevention and appropriate notice is given under Clause 13.4 to that effect then the written notice sea-ed under this Clause 13.5 shall be withdrawn.

14.          GOVERNING LAW AND JURISDICTION

14.1        Governing law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. In the event of any dispute or controversy arising out of or related to this Agreement, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

14.2        Service of Process

Each of the parties irrevocably agree that any writ or other notice of process, judgment or order shall be effectively served on it in connection with any suit, action or proceeding before the courts of Hong Kong if addressed and delivered to its registered office. However, nothing in the foregoing shall affect the right to serve any such document in any other manner permitted by the laws of Hong Kong.

- Page 12 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

15.    MISCELLANEOUS

15.1        Interpretation

15.1.1	The headings of the Clauses of this Agreement and all of Schedules are inserted for convenience only and are not intended to affect the meaning of any of the provisions.

15.1.2
Ail Schedules to this Agreement are an integral part of this Agreement and ail terms defined in this Agreement and the Schedules shall have the same meaning throughout this Agreement and its Schedules.

15.1.3	References in this Agreement to "Clauses" and "Schedules" are, except the context otherwise requires, references to the clauses of and schedules to this Agreement.

15.2        Non-Waiver

The failure of either party to insist upon strict adherence to any provisions of this Agreement on any occasion shall not be considered as a waiver of any right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

15.3        Severability

Should any of the provisions of this Agreement, or portions thereof, be found to be invalid by any court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect.

15.4        Modification

No modification of, addition to or waiver of any of the terms and condition hereof or any of the rights, obligations or defaults under this Agreement, shall be effective unless made in writing and signed by all parties to this Agreement.

15.5        Approvals

Whenever any party is requested under this Agreement to give its approval, consent or expression of satisfaction or acceptability to any matter, such approval, consent or expression of satisfaction or acceptability shall be given in writing, and shail not be withheld or delayed unreasonably unless this Agreement otherwise expressly provides. If a party shall desire the approval, consent or expression of satisfaction or acceptability of the other party hereto to any matter, such party shall give notice to such other party that it requests such approval, consent or expression of satisfaction or acceptability, specifying in such notice the matter as to which such approval, consent or expression of satisfaction or acceptability is requested.

- Page 13 of 14 -

Kangcheng Massage Centre
Consultancy Agreement

15.6        Notice

Any notice, notification or other communication under or in relation to this Agreement shall:

15.6.1
be given or made in writing and shall be delivered by hand to, or sent by prepaid post or by facsimile to the appropriate person, address or facsimile number previously communicated for that purpose by the parties to this Agreement, or such other address or facsimile number as the party to which it is given or made may have for the time being substituted therefore by notice in accordance with this Clause 15.6 to the party giving or making the same; and

15.6.2	in the case of delivery:

(i)	by hand or sending by post be effectively given or made upon receipt at that address;

(ii)
by facsimile be deemed to be effectively given or made upon production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient and provided that a hard copy of the notice so served by facsimile was posted the same day as the notice was served by electronic means.

15.7        Rights of Inspection

The Consultant and its agents shall have the right to inspect and access the Centre during the Term upon prior appointment with the Centre Manager. Such inspections shall be conducted without disruption to or interference with the normal operations of the Centre.

15.8        Interpretation of Covenants

Any obligation on the Proprietor and/or the Consultant not to do and/or not to omit anything shall include an obligation not to permit or suffer that thing to be done or omitted.

15.9        Statutes

Any reference in this Agreement to any ordinance or any other statute, regulation, by-law, direction, guideline, recommendation or other provision (by whatever name called), or to any section, article, paragraph or other part of any of the foregoing, shall be deemed to be a reference to the same as for the time being amended, modified, added to or re-enacted.

- Page 14 of 14 -